Execution Copy

subcontract for ADMINISTRATION and accounting services

This Subcontract for Administration and Accounting Services (“Agreement”) dated and effective as of December 17, 2019, is by and between State Street Bank and Trust Company, a Massachusetts trust company (“State Street”), and Franklin Templeton Services LLC (“FT Services”), an indirect, wholly-owned subsidiary of Franklin Resources, Inc.

WHEREAS, FLSP Holdings Corporation (the “Company”) is a Cayman Islands exempted company that is a wholly-owned subsidiary of Franklin Liberty Systematic Style Premia ETF (the “Fund”), and the Fund is a series of Franklin Templeton ETF Trust and an investment company registered with the U.S. Securities and Exchange Commission pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company has entered into an Investment Management Agreement dated December 16, 2019 with Franklin Advisers, Inc., an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Adviser”), for the provision of investment advisory, fund administration and fund accounting services to the Company; and

WHEREAS, the Adviser has entered into a Subcontract for Fund Administrative Services dated April 20, 2016 with FT Services, for the provision of fund administration services to the Company (the “FT Services Agreement”); and

WHEREAS, FT Services desires to retain State Street to provide the fund administration and fund accounting services described herein to the Company, and State Street is willing to provide such services, all as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties, intending to be legally bound hereby, agree as follows:

1.               Appointment of STATE STREET

FT Services hereby appoints State Street to act as administrator with respect to the Company as listed on Schedule A of this Agreement for purposes of providing certain administrative and fund accounting services for the period and on the terms set forth in this Agreement.  State Street accepts such appointment and agrees to render the services stated herein.

In the event that FT Services enters into additional Subcontracts for Fund Administrative Services with regards to additional Cayman Islands exempted companies with respect to which FT Services wishes to retain State Street to act as administrator hereunder, FT Services shall notify State Street in writing.  Upon written acceptance by State Street, such companies shall be added to Schedule A of this Agreement and become subject to the provisions of this Agreement to the same extent as the Company, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to a company in writing by FT Services and State Street at the time of the addition of such company.

2.               Delivery of Documents

FT Services will promptly deliver or will cause the Company to promptly deliver to State Street copies of each of the following documents with respect to the Company and/or FT Services and all future amendments and supplements as they become available, if any:

a.                The Company’s Memorandum and Articles of Association (“Governing Documents”);

b.               A certificate of an officer of FT Services that certifies that FT Services is authorized to enter into this Agreement and lists certain individuals on behalf of FT Services to (a) give instructions to State Street pursuant to this Agreement and (b) sign checks and pay expenses;

c.                A copy of the Subcontract for Fund Administrative Services and any other service agreements between the Adviser and FT Services;

d.               A copy of the investment advisory agreement between the Company and the Adviser; and

e.                Such other certificates, documents or opinions which State Street may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.               Representations and Warranties of State Street

State Street represents, warrants and covenants to FT Services that:

a.                It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.               It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.                All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.               No legal or administrative proceedings have been instituted or threatened which would materially impair State Street’s ability to perform its duties and obligations under this Agreement;

e.                Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of State Street or any law or regulation applicable to it; and

f.                 It will promptly notify FT Services if any of the above ceases to be true or if it is unable to perform any of its obligations under this Agreement for any reason.

Information Classification: Limited Access

4.               Representations and Warranties of FT Services

FT Services represents, warrants and covenants to State Street that:

a.                It is duly organized, existing and in good standing under the laws of its state of formation;

b.               It has the requisite power and authority under applicable laws and by its charter documents to enter into and perform this Agreement;

c.                All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.               No legal or administrative proceedings have been instituted or threatened which would materially impair FT Services’ ability to perform its duties and obligations under this Agreement;

e.                Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of FT Services or any law or regulation applicable to it; and

f.                 Where information provided by FT Services includes information about an identifiable individual (“Personal Information”), FT Services represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to State Street, and as required for State Street to use and disclose such Personal Information in connection with the performance of the services hereunder. FT Services acknowledges that State Street may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by FT Services, including the United States and that information relating to FT Services, including Personal Information may be accessed by national security authorities, law enforcement and courts.  Subject to the satisfaction of the standard of care in section 8 of the Agreement, State Street shall be kept indemnified by and be without liability to FT Services or the Company for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

g.                With respect to the Company:

(1)   The Company is an exempted company duly organized and existing under the laws of the Cayman Islands; and

(2)   As of the close of business on the date of this Agreement, the Company is authorized to issue its shares.

Information Classification: Limited Access

h.               It will promptly notify State Street if any of the above ceases to be true or if it is unable to perform any of its obligations under this Agreement for any reason.

5.               Sub-Administration and Accounting Services

State Street shall provide the services as listed on Schedule B, subject to the authorization and direction of FT Services and, in each case where appropriate, the review and comment by the Company’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between FT Services and State Street.

State Street shall perform such other services for FT Services that are mutually agreed to by the parties from time to time, for which FT Services will pay such fees as may be mutually agreed upon, including State Street’s reasonable out-of-pocket expenses directly relating to such services.  The provision of such services shall be subject to the terms and conditions of this Agreement.

State Street shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.               Compensation of State STREET; Expense Reimbursement; Company Expenses

State Street shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between FT Services and State Street.

State Street will bear its own operating expenses.  FT Services acknowledges and agrees that FT Services and/or the Company, as the case may be, will bear all expenses that are incurred in operation of the Company and not specifically assumed by State Street.  For the avoidance of doubt, Company expenses not assumed by State Street include, but are not limited to:  organizational expenses; cost of services of the Company’s independent accountants and outside legal and tax counsel; cost of any services contracted for by FT Services or the Company directly from parties other than State Street; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Company; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to the Company’s operation; costs incidental to any meetings of shareholders of the Company, including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, page changes and all other print vendor charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, trustee or employee of the Company; cost of Preparation and filing of the Company’s tax returns; the cost of the Company’s fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Company’s net asset value.

Information Classification: Limited Access

7.               Instructions and Advice

At any time, State Street may apply to any officer of FT Services or his or her designee identified to State Street in writing from time to time for instructions with respect to any matter arising in connection with the services to be performed by State Street under this Agreement.  State Street may consult with its own legal counsel at its own expense, or with counsel to FT Services at FT Services’ expense with the prior approval of FT Services, with respect to questions of law arising in connection with the services to be performed by State Street under this Agreement and, subject to its carrying out such actions with the standard of care set forth in section 8 of the Agreement, shall be fully protected with respect to any action taken or omitted in accordance with such advice.

State Street shall not be liable, and shall be indemnified by FT Services, for any action taken or omitted by it in good faith in reasonable reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons; provided, and notwithstanding the foregoing any action taken or omitted by it shall be in accordance with State Street’s standard of care as set forth in section 8 of this Agreement.

State Street shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from FT Services.  Nothing in this section shall be construed as imposing upon State Street any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.               Limitation of Liability and Indemnification

State Street shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers.  State Street shall have no liability in respect of any loss, damage or expense suffered by FT Services insofar as such loss, damage or expense arises from the performance of State Street’s duties hereunder in reliance upon records that were maintained for FT Services or the Company by entities other than State Street prior to State Street’s appointment as sub-administrator for FT Services.  State Street shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless caused by or resulting from the negligence, fraud, bad faith, willful misconduct, reckless disregard or failure of State Street, its officers or employees to exercise the level of skill, care and diligence of a professional provider of administration and fund accounting services in connection with their performance hereunder.  In no event shall either party be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, reasonable attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages.  In any event, State Street’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services performed under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by FT Services.  “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to State Street’s liability for that period have occurred.  Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of State Street for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2019 shall be the date of this Agreement through December 31, 2019, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2020 and terminating on December 31, 2020 shall be the date of this Agreement through December  31, 2019, calculated on an annualized basis.

Information Classification: Limited Access

FT Services shall indemnify and hold State Street and its directors, officers, and employees harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by State Street resulting from any claim, demand, action or suit in connection with State Street’s acceptance of this Agreement, any action or omission by State Street in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by FT Services or the Company or upon reasonable reliance on information or records given or made by FT Services or the Company or the Investment Adviser, provided that this indemnification shall not apply to actions or omissions of State Street, its officers or employees in cases of its or their own failure to satisfy the standard of care set forth in this Section 8 of the Agreement.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.               Confidentiality

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential.  Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.  The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct State Street or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.  Further, each party agrees and represents that in no case would information it provides under this Agreement be used against it in a manner that is adverse to its interests (including its interests in competitive businesses).

Information Classification: Limited Access

10.           Use of Data

(a)            In connection with the provision of the services and the discharge of its other obligations under this Agreement, State Street (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding FT Services or the Company and share such information with its Affiliates, agents and service providers who have a need to know such information in order and solely to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Company and State Street or any of its Affiliates and (ii) to carry out management of its business, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)            Reserved

(c)            Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of State Street and its Affiliates under this Agreement and applicable law.  State Street shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.           Compliance with Governmental Rules and Regulations; Records

FT Services acknowledges that FT Services and the Company assume full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to each respectively.  State Street shall comply with all laws and regulations applicable to it as such laws and regulations relate to State Street’s performance of the services hereunder.

State Street agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13.  State Street further agrees that all records that it maintains for the Company on behalf of the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.  Records may be surrendered in either written or machine-readable form, at the option of State Street. In the event that State Street is requested or authorized by FT Services, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of FT Services or Company by state or federal regulatory agencies, to produce the records of FT Services or Company or State Street’s personnel as witnesses or deponents, FT Services agrees to pay State Street for State Street’s time and expenses, as well as the fees and expenses of State Street’s counsel incurred in such production

Information Classification: Limited Access

12.           Services Not Exclusive

The services of State Street are not to be deemed exclusive, and State Street shall be free to render similar services to others.  State Street shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by FT Services or the Company from time to time, have no authority to act or represent FT Services or the Company in any way or otherwise be deemed an agent of FT Services or the Company.

13.           Term and Termination

This Agreement shall remain in full force and effect for an initial term ending May 31, 2020 (the “Initial Term”).  After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.  During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction.  Upon termination of this Agreement pursuant to this paragraph with respect to a Company, the applicable Company shall pay Administrator its compensation due and shall reimburse Administrator for its costs, expenses and disbursements.

In the event of: (i) a Company’s termination of this Agreement with respect to such Company for any reason other than as set forth in the immediately preceding  paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to such Company (or its respective successor), such Company shall pay the Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Administrator with respect to such Company) and shall reimburse the Administrator for its costs, expenses and disbursements.  For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of a Company and distribution of such Company’s assets as a result of the determination of the managing member, general partner or functional equivalent of such Company, in its reasonable business judgment, that such Company is no longer viable, (b) a merger of a Company into, or the consolidation of a Company with, another entity, or (c) the sale by a Company of all, or substantially all, of such Company’s assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to such Company (or its respective successor) on substantially the same terms as this Agreement.

Should the Agreement be terminated by either party and if requested by FT Services, State Street agrees to continue performing the services contemplated in this Agreement pursuant to the terms and conditions of this Agreement at the rates set forth in the then current fee schedule and for a reasonable period of time to be agreed upon by the parties in good faith, in order to provide for the orderly transition of services to an alternative service provider designated by FT Services so that, to the extent feasible, the services are maintained without interruption.  FT Services shall reimburse State Street for additional costs (to be mutually agreed upon by the parties) which are reasonably incurred by State Street in the transition.   Termination of this Agreement with respect to any one particular company shall in no way affect the rights and duties under this Agreement with respect to the Company or any other company.

Information Classification: Limited Access

14.           Employment of Others

State Street may employ, engage, associate or contract with such person or persons (“Engagements”), including, without limitation, affiliates and subsidiaries of State Street, as State Street may deem desirable to assist it in performing its duties under this Agreement without the consent of FT Services; provided, however, that the compensation of such person or persons shall be paid by State Street and that State Street shall be as fully responsible to FT Services for the acts and omissions of any such person or persons as it is for its own acts and omissions under this Agreement.

15.           Interpretive and Additional Provisions

In connection with the operation of this Agreement, State Street and FT Services may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement.  Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Company’s Governing Documents.  No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.           Notices

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Company:

Franklin Templeton Services LLC

3310 Quality Drive

Rancho Cordova, CA 95670

Attn: Gaston Gardey

Telephone: 916-463-5509

Facsimile: 916-463-1558

Information Classification: Limited Access

If to State Street:

State Street Bank and Trust Company

2495 Natomas Park Drive, Suite 400

Sacramento, CA 95833

Attention:  Jason O’Neill, Vice President

Telephone:  916-319-6550

with a copy to:

State Street Bank and Trust Company

Legal Division – Global Services Americas

One Lincoln Street

Boston, MA  02110

Attention:  Senior Vice President and Senior Managing Counsel

17.           Amendment

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.           Assignment

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that State Street may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with State Street.  .

19.           Successors

This Agreement shall be binding on and shall inure to the benefit of FT Services and State Street and their respective successors and permitted assigns.

20.           Reserved

21.           Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22.           Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver, nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement.  The failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.  Any waiver must be in writing signed by the waiving party.

Information Classification: Limited Access

23.           Severability

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24.           Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

25.           Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.           Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement.  Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

27.           Reports/Certifications

Upon reasonable request of the Company, the State Street shall provide the Company with a copy of State Street’s Service Organizational Control (SOC) 1 reports prepared in accordance with the requirements of AT section 801, Reporting on Controls at a Service Organization (formerly Statement on Standards for Attestation Engagements (SSAE) No. 16).  State Street shall use commercially reasonable efforts to provide the Company with such reports as the Company may reasonably request or otherwise reasonably require to fulfill its duties under Rule 38a-1 of the 1940 Act or similar legal and regulatory requirements.

Information Classification: Limited Access

28.           Insurance

State Street will maintain, at all times during the term of this Agreement, insurance of the types and in the amounts as are commercially reasonable, taking into account the nature of its business, the associated risks and the cost and availability of insurance having commercially viable terms and conditions.  State Street agrees to provide to FT Services with certificates of its applicable insurance coverage, and shall provide an update at FT Services’ written request, but no more frequently than annually.

29.           Business Continuity

State Street shall enter into and shall maintain if effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Company or FT Services and (ii) emergency use of electronic data processing equipment as necessary to provide services under this Agreement.  Upon reasonable request, State Street shall discuss with the Company or FT Services any business continuity/disaster recovery plan of State Street and/or provide a high-level presentation summarizing such plan.

30.           Cooperation with Company’s Accountants

State Street shall cooperate with the Company’s independent public accountants and take all reasonable actions in the performance of its obligations under this Agreements to provide such information, as may be reasonably requested by FT Services from time to time, to such accountants for the expression of their opinion.

31.           Force Majeure.

State Street shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

[Remainder of page intentionally left blank.]

Information Classification: Limited Access

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

FRANKLIN TEMPLETON SERVICES LLC

By: /s/ Matthew T. Hinkle

Name: Matthew T. Hinkle

Title:  Senior Vice President

STATE STREET BANK AND TRUST COMPANY

By: /s/ Andrew Erickson

Name: Andrew Erickson

Title: Executive Vice President

Information Classification: Limited Access

SUBCONTRACT FOR ADMINISTRATION and FUND accounting SERVICES

SCHEDULE A
Listing of Cayman Exempted Companies

FLSP Holdings Corporation

Information Classification: Limited Access

A-1

SUBCONTRACT FOR ADMINISTRATION and FUND accounting SERVICES

Schedule B

LIST OF SERVICES

I.          Administration Treasury Services as described in Schedule B1 attached hereto;

II.         Administration Tax Services as described in Schedule B2 attached hereto;

III.       Accounting Services as described in Schedule B3 attached hereto.

Information Classification: Limited Access

B-1

Schedule B1

Administration Treasury Services

a.                Prepare for the review and approval by FT Services and the Company’s Treasurer: (i) the financial information required for the Company’s annual financial statements; and (ii) financial information regarding the Company that will be included in the Fund’s semi-annual and annual shareholder reports, Form N-PORT reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.               Coordinate the audit of the Company’s financial statements by the Company’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.                Prepare for the review by FT Services and the Company’s Treasurer and legal counsel annual, semi-annual, quarterly or monthly fund expense budgets (as requested), perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis,  authorizing expenditures and approving bills for payment on behalf of the Company; review calculations of fees paid to the Company’s investment adviser, custodian, and fund accountant, and obtain authorization of accrual changes and expense payments; monitoring and coordinating, where appropriate, relationships with service providers

d.               Supervise the Company’s compliance with recordkeeping requirements under applicable laws and regulations and maintaining books and records for the Company (other than those maintained by the custodian), as may be mutually agreed upon;

e.                Perform for the Company compliance tests as mutually agreed, which tests shall be specific to each Company.  The compliance summary reports listing the results of such tests are subject to review and approval by FT Services or the Company.  Such reports shall be provided to FT Services and the Company at such times as FT Services and State Street may agree, but in no event later than 2:00 p.m. New York time on each business day; and

f.                 Assist with and/or coordinate such other filings, notices and regulatory matters on such terms and conditions as the parties hereto may mutually agree upon in writing from time to time.

g.                Establish, maintain and monitor the Company’s compliance program with respect to any securities laws applicable to the Company, local and foreign laws and regulations applicable to the operation of the Company; the Company’s investment goals, policies and restrictions; and other policies applicable to the Company  as may be mutually agreed upon.

h.               Coordinate and supervise the daily pricing and valuation of the Company’s investment portfolio including collecting quotations from pricing services engaged by the Company;

Information Classification: Limited Access

B1-1

i.                 Maintain the Company’s register of members and tracking the daily purchases and redemptions of shares by the sole shareholder of the Company;

Information Classification: Limited Access

2

SCHEDULE B2

Administration Tax Services

a.                Participate in discussions of potential tax issues with the Company and the Company’ audit firm;

b.               Perform on an ongoing basis, tax allocations for the Company;

c.                Calculate taxable income in preparation for the Company’s tax allocations;

d.               Calculate M-1 adjustments (including, but not limited to, market discounts, straddles, amortization of organization costs, wash sales, constructive sales and short sales);

e.                Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

Neither State Street nor any of State Street’s directors, officers, employees or agents is acting as the Company’s tax experts.  In the event State Street provides any tax-related services to the Company, such services are merely to provide calculations and information to be reviewed and approved by the Company and its tax experts, or to implement the tax policy decisions of the Company.  As a result, State Street shall have no responsibility or liability for any obligations now or hereafter imposed on the Company, the Company’s shares or the Company’s shareholders by the tax laws of any jurisdiction (including any interest or penalties thereon), including but not limited to any loss or liability resulting from (i) the Company failing to provide State Street with information regarding the tax status of the Company, or (ii) State Street’s review or implementation of the Company’s tax policy decisions.

Information Classification: Limited Access

B2-1

SCHEDULE B3

Accounting Services

State Street shall maintain the books of account of each Company and shall perform the following duties:

a.       Record general ledger entries;

b.     Accrue/calculate daily expenses;

c.      Calculate daily income;

d.     Reconcile daily activity to the trial balance;

e.      Calculate net asset value (“NAV”); and

f.      Prepare account balances;

            The Company shall provide timely prior notice to State Street of any modification in the manner in which such calculations are to be performed as prescribed in any revision to such Company’s Governing Documents.  State Street shall not be responsible for any revisions to calculations methods unless such revisions are communicated in writing to State Street.

Information Classification: Limited Access

B3-1

SCHEDULE C

Cayman Data Privacy.

In connection with providing services under this Agreement, State Street and its affiliates and delegates may collect, receive and process personal data as a data processor and shall do so in accordance with the Cayman Islands Data Protection Law, 2017 of the Cayman Islands (as amended and supplemented from time to time, the “Cayman DPL”).  In connection therewith, State Street confirms the following:

 (a) State Street will process personal data in accordance with the Company’s instructions as set forth in this Agreement, which for purposes of the Cayman DPL will constitute written instructions of the Company;

(b) State Street will implement and maintain appropriate technical and organizational measures in relation to the processing of personal data, including security measures to prevent the unauthorized access, disclosure, damage or destruction of personal data and shall procure that people processing the data are subject to a duty of confidence;

(c) The subject matter of the processing and the nature of the processing are contained in the provisions of this Agreement;

(d)  The nature and purpose of the processing is as set forth in this Agreement;

(e)  The type of personal data and categories of data subjects are as set forth in this Agreement;

(f)  State Street will only use its approved sub-processors to process personal data and will give the Company prior notice of the appointment of any new sub-processor, including details of the processing of personal data to be undertaken by such new sub-processor State Street will only transfer personal data cross-border to sub-processors which are either in countries deemed to have adequate data protections for the purposes of the Cayman DPL or that have executed a cross-border data transfer agreement complying with the requirements of the Cayman DPL;

(g)  State Street will provide reasonable assistance to the Company in providing data subject access and in allowing data subjects to exercise their rights under the Cayman DPL;

(h)  State Street will provide reasonable assistance to the Company in meeting its Cayman DPL obligations in relation to the security of processing, the notification of personal data breaches and data protection impact assessments;

(i)  Upon termination of the Agreement and upon request, State Street will delete or return personal data processed under this Agreement to the Company in accordance with the State Street’s data retention policies;

(j) State Street shall reasonably allow for and contribute to audits, including inspections, conducted by the Company or its representatives; and

Information Classification: Limited Access

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(k)   On becoming aware of a personal data breach impacting personal data processed under this Agreement, State Street will promptly notify the Company and will take such reasonable commercial steps as are directed by the Company to assist in the investigation, mitigation and remediation of such personal data breach.

In the case of any conflict between other terms of the Agreement and the provisions of this Cayman Data Privacy section, this section shall prevail.

Information Classification: Limited Access

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